Exhibit 99.1

Extra Space Storage Inc.
PHONE (801) 365-4600
2795 East Cottonwood Parkway, Suite 300
Salt Lake City, Utah 84121
www.extraspace.com
FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Announces Executive Leadership Transition
SALT LAKE CITY, May 19, 2025 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”) announced today the planned succession for its Executive Vice President and Chief Financial Officer, P. Scott Stubbs, who will retire on December 31, 2025. Mr. Stubbs has spent 25 years in various roles with Extra Space Storage, most recently as the Chief Financial Officer since 2011. Mr. Stubbs has been instrumental in the Company’s success over the past decades as an integral member of the management team that has grown the company from fewer than 100 stores to more than 4,000 locations today.
The Board of Directors of Extra Space Storage has selected Jeff Norman, the Company’s current Senior Vice President of Capital Markets and Treasury, to succeed Mr. Stubbs as Executive Vice President, Chief Financial Officer. Mr. Norman will assume the responsibilities of Chief Financial Officer beginning July 1, 2025. Mr. Stubbs will remain a member of the Company’s Executive Committee until his retirement, and he will continue to work closely with Mr. Norman and the Company’s finance and accounting functions through December 31, 2025.
Mr. Norman has been with the Company since 2012 and has served on the Company’s senior management team since 2014, operating in various roles including Director of Financing, Vice President Investor Relations, and most recently as Senior Vice President of Capital Markets and Treasury. Mr. Norman was instrumental in establishing the Company’s bridge lending platform, Extra Space Capital, as well as its sustainability program. Mr. Norman was also central in obtaining and maintaining the Company’s public credit ratings and has managed the Company’s risk management function since 2022. Prior to joining the Company, Mr. Norman served for over eight years at Zions Bank’s National Real Estate Group in multiple roles concluding as a Vice President. Mr. Norman holds a Master’s in Business Administration and a Bachelor’s of Arts in Finance from the University of Utah.
“We congratulate Scott on his upcoming retirement and thank him for his tremendous contributions to Extra Space’s success for over 25 years,” commented Joe Margolis, Chief Executive Officer. “Scott has been a constant at Extra Space, advising all three of the Company’s CEO’s and acting as a key partner to our investors and bankers. Scott has been a significant contributor to our company’s strategy, growth, and the evolution of our solid balance sheet.”
“We are also excited to have Jeff Norman join the executive team, and we have full confidence in his ability to lead our accounting and finance functions,” Margolis said. “Jeff has been a primary contact for our investors, analysts and bankers for over a decade, and he has been intentionally prepared for this transition into his new role at Extra Space.”
The Extra Space Storage team, including Mr. Margolis, Mr. Stubbs, and Mr. Norman will be attending and presenting at the REITweek: 2025 Investor Conference in New York, NY on June 2-5, 2025. To schedule time to meet with the team, email investor.relations@extraspace.com.
About Extra Space Storage Inc.:
Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust, and a member of the S&P 500. As of March 31, 2025, the Company owned and/or operated 4,099 self-storage properties, which comprise approximately 2.8 million units and approximately 315.0 million square feet of rentable storage space operating under the Extra Space brand. The Company offers customers a wide selection of conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. It is the largest operator of self-storage properties in the United States.

Forward-Looking Statements:
Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the terms, timing and completion of the offering of securities by Extra Space and the operating partnership, including the anticipated use of proceeds therefrom. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management's expectations, beliefs and projections will result or be achieved. There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Such risks and uncertainties include without limitation those associated with market risks and uncertainties and the satisfaction of customary closing conditions for an offering of securities, as well as the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. All forward-looking statements apply only as of the date of this release. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

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For Information:
Jared Conley
Extra Space Storage Inc.
(801) 365-1759